Exhibit 5.1

                        Symbollon Pharmaceuticals, Inc.
                                 37 Loring Drive
                              Framingham, MA 01702
                                 (508) 620-7676
                               Fax: (508) 620-7111




April 22, 2002

Symbollon Pharmaceuticals, Inc.
37 Loring Drive
Framingham, MA 01702


Ladies and Gentlemen:

I have acted as general counsel for Symbollon Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), to which this opinion is to be filed as an exhibit. The Registration Statement relates to the issuance of up to an aggregate of 800,000 additional shares (the "Option Plan Shares") of the Company's Class A Common Stock, par value $.001 per share (the "Common Stock"), pursuant to the Company's 1993 Stock Option Plan, as amended (the "Option Plan").

I have examined such corporate records, documents, agreements and such matters of law as I have considered necessary or appropriate for purposes of this opinion. Based upon the foregoing, I am of the opinion that the Option Plan Shares, when issued upon exercise of and in accordance with the terms of stock options duly and validly granted pursuant to the terms and conditions of the Option Plan against payment therefore in accordance with the terms of the Option Plan, will be legally, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under "Item 5. Interests of Named Experts and Counsel" therein.

Very truly yours,



/s/ Paul C. Desjourdy

Paul C. Desjourdy,
General Counsel